Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Director, Investor Relations	Vice President
	713-646-4222 — 800-564-3036	Plains All American Pipeline, L.P.
713-646-4487 — 800-564-3036

FOR IMMEDIATE RELEASE
     PAA Natural Gas Storage, L.P. Completes Initial Public Offering
HOUSTON, May 5, 2010 — PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced that it has completed its initial public offering of 13,478,000 common units representing limited partner interests at $21.50 per common unit. The number of units issued at closing included 1,758,000 additional common units issued pursuant to the full exercise of the underwriters’ over-allotment option.
Net proceeds received by PAA Natural Gas Storage from the sale of the 13,478,000 common units were approximately $269 million. PNG expects to use these net proceeds, together with $200 million of borrowings under its new credit facility, to repay intercompany indebtedness owed to Plains All American Pipeline, L.P. (NYSE: PAA). PAA expects to use all or a portion of these proceeds to repay amounts outstanding under its credit facilities and for general partnership purposes.
The common units offered represent approximately 23.2 percent of the outstanding equity of PNG. Plains All American Pipeline, L.P. owns the remaining equity interests in PNG.
Barclays Capital, UBS Investment Bank, Citi, and Wells Fargo Securities acted as joint book-running managers for the offering. BofA Merrill Lynch, J.P. Morgan, Raymond James, Madison Williams, Morgan Keegan & Company, Inc., RBC Capital Markets, and Stifel Nicolaus acted as co-managers for the offering.
This offering of common units will be made only by means of a prospectus. A copy of the final written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, may be obtained from the offices of:

Barclays Capital	UBS Investment Bank
c/o Broadridge Integrated Distribution Services	Attn: Prospectus Department
1155 Long Island Avenue	299 Park Avenue
Edgewood, New York 11717	New York, New York 10171
Toll free: 1-888-603-5847	Toll free: 1-888-827-7275
Barclaysprospectus@broadridge.com

Citi	Wells Fargo Securities
Brooklyn Army Terminal	Attn: Equity Syndicate Dept.
Attention: Prospectus Dept.	375 Park Avenue New York
140 58th Street, 8th floor,	New York 10152
Brooklyn, NY, 11220	Telephone: (800) 326-5897
Toll-free number: (800) 831-9146	equity.syndicate@wellsfargo.com
batprospectusdept@citi.com
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
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